Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

NEWS RELEASE	Exhibit 99.1

MARSH McLENNAN REPORTS FOURTH QUARTER AND FULL-YEAR 2022 RESULTS
Full-Year Revenue Growth of 5%; Underlying Revenue Growth of 9%
Full-Year GAAP Operating Income Decreases 1%; Adjusted Operating Income Increases 11%
Full-Year GAAP EPS of $6.04; Adjusted EPS Increases 11% to $6.85
Fourth Quarter GAAP EPS of $0.93; Adjusted EPS Increases 8% to $1.47

NEW YORK, January 26, 2023 – Marsh McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the fourth quarter and year ended December 31, 2022.
John Doyle, President and CEO, said: "2022 was an outstanding year for Marsh McLennan. We generated underlying revenue growth of 9%, grew adjusted EPS by 11%, and expanded adjusted margins for the 15th consecutive year. We achieved these strong results while continuing to invest in our talent and capabilities, both organically and through acquisitions."
"It is a privilege to lead this exceptional firm. Our expertise across the important areas of risk, strategy and people is more relevant than ever as we help clients navigate an uncertain world. I am excited about the possibilities ahead."
Consolidated Results
Consolidated revenue in the fourth quarter of 2022 was $5.0 billion, a decrease of 2% compared with the fourth quarter of 2021, or an increase of 7% on an underlying basis. Operating income was $680 million compared with $986 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 13% to $1.0 billion, compared with $905 million in the prior year period. Net income attributable to the Company was $466 million, or $0.93 per diluted share, compared with $1.57 in the fourth quarter of 2021. Adjusted earnings per share was $1.47, compared with $1.36 for the prior year period.

For the year 2022, revenue was $20.7 billion, an increase of 5% compared with 2021, or 9% on an underlying basis. Operating income was $4.3 billion, and adjusted operating income rose 11% to $4.8 billion. Net income attributable to the Company was $3.0 billion. Earnings per share decreased 1% to $6.04. Adjusted earnings per share increased 11% to $6.85 compared with $6.17 in 2021.
Risk & Insurance Services
Risk & Insurance Services revenue was $2.9 billion in the fourth quarter of 2022, a decrease of 3%, or an increase of 8% on an underlying basis. Operating income was $472 million, compared with $667 million in the fourth quarter of 2021. Adjusted operating income increased 23% to $685 million. For the year 2022, revenue was $12.6 billion, an increase of 5%, or 9% on an underlying basis. Operating income was $3.1 billion. Adjusted operating income rose 15% to $3.5 billion.
Marsh's revenue in the fourth quarter of 2022 was $2.7 billion, a decrease of 6%, or an increase of 6% on an underlying basis. In U.S./Canada, underlying revenue rose 5%. International operations produced underlying revenue growth of 8%, reflecting underlying growth of 12% in Asia Pacific, 7% in EMEA, and 4% in Latin America. For the year 2022, Marsh’s revenue growth was 3%, or 8% on an underlying basis.
Guy Carpenter's fourth quarter revenue was $171 million, an increase of 1%, or 5% on an underlying basis. For the year 2022, Guy Carpenter’s revenue grew 8% compared to a year ago, or 9% on an underlying basis.
Consulting
Consulting revenue was $2.1 billion in the fourth quarter of 2022, an increase of 6% on an underlying basis. Operating income decreased 15% to $336 million, compared with $395 million in the fourth quarter of 2021. Adjusted operating income was $407 million, a decrease of 1% compared with $410 million in the fourth quarter of 2021. For the year 2022, revenue was $8.1 billion, an increase of 5%, or 8% on an underlying basis. Operating income was $1.6 billion, compared with $1.5 billion in 2021. Adjusted operating income increased 4% to $1.5 billion.
Mercer’s revenue was $1.3 billion in the fourth quarter of 2022, a decrease of 3%, or an increase of 5% on an underlying basis. Wealth, with revenue of $591 million, was unchanged on an underlying basis. Health, with revenue of $455 million, increased 8% on an underlying basis. Career revenue of $283 million increased 12% on an underlying basis. For the year 2022, Mercer’s revenue increased 2%, or 6% on an underlying basis.
Oliver Wyman’s revenue was $765 million in the fourth quarter of 2022, an increase of 8% on an underlying basis. For the year 2022, Oliver Wyman’s revenue was $2.8 billion, an increase of 13% on an underlying basis.

Other Items
The Company repurchased 2.2 million shares of stock for $350 million in the fourth quarter. For the year 2022, the Company repurchased 12.2 million shares for $1.9 billion.
In the fourth quarter of 2022, the Company raised $1 billion of senior notes and repaid $350 million of senior notes due in March 2023.
In December, Marsh McLennan Agency (MMA) acquired HMS Insurance Associates, Inc., a leading independent agency based in Maryland.
The fourth quarter results include $344 million of noteworthy items, primarily related to severance and lease exit charges for activities focused on workforce actions, technology rationalization and reductions in real estate.
Conference Call
A conference call to discuss fourth quarter 2022 results will be held today at 8:30 a.m. Eastern time. The live audio webcast may be accessed at marshmclennan.com. A replay of the webcast will be available approximately two hours after the event. The webcast is listen-only. Those interested in participating in the question-and-answer session may register here to receive the dial-in numbers and unique PIN to access the call.
About Marsh McLennan
Marsh McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s more than 85,000 colleagues advise clients in 130 countries. With annual revenue of over $20 billion, Marsh McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh provides data-driven risk advisory services and insurance solutions to commercial and consumer clients. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and well being for a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit marshmclennan.com, or follow us on LinkedIn and Twitter.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would".
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the impact of geopolitical or macroeconomic conditions on us, our clients and the countries and industries in which we operate, including from conflicts such as the war in Ukraine, slower GDP growth or recession, capital markets volatility and inflation;
•the increasing prevalence of ransomware, supply chain and other forms of cyber attacks, and their potential to disrupt our operations and result in the disclosure of confidential client or company information;
•the impact from lawsuits or investigations arising from errors and omissions, breaches of fiduciary duty or other claims against us in our capacity as a broker or investment advisor, including claims related to our investment business’ ability to execute timely trades;
•the financial and operational impact of complying with laws and regulations, including domestic and international sanctions regimes, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti Bribery Act and cybersecurity and data privacy regulations;
•our ability to attract, retain and develop industry leading talent;
•our ability to compete effectively and adapt to competitive pressures in each of our businesses, including from disintermediation as well as technological change, digital disruption and other types of innovation;
•our ability to manage potential conflicts of interest, including where our services to a client conflict, or are perceived to conflict, with the interests of another client or our own interests;
•the impact of changes in tax laws, guidance and interpretations, or disagreements with tax authorities; and
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and insurer revenue streams.
The factors identified above are not exhaustive. Marsh McLennan and its subsidiaries (collectively, the "Company") operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh McLennan and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc. Consolidated Statements of Income (In millions, except per share data) (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Revenue	$5,022	$5,137	$20,720	$19,820
Expense:
Compensation and benefits	3,038	2,905	12,071	11,425
Other operating expenses	1,304	1,246	4,369	4,083
Operating expenses	4,342	4,151	16,440	15,508
Operating income	680	986	4,280	4,312
Other net benefit credits	57	66	235	277
Interest income	9	—	15	2
Interest expense	(127)	(109)	(469)	(444)
Investment (loss) income	(6)	18	21	61
Income before income taxes	613	961	4,082	4,208
Income tax expense	142	154	995	1,034
Net income before non-controlling interests	471	807	3,087	3,174
Less: Net income attributable to non-controlling interests	5	4	37	31
Net income attributable to the Company	$466	$803	$3,050	$3,143
Net income per share attributable to the Company
- Basic	$0.94	$1.59	$6.11	$6.20
- Diluted	$0.93	$1.57	$6.04	$6.13
Average number of shares outstanding
- Basic	496	504	499	507
- Diluted	501	511	505	513
Shares outstanding at December 31	495	504	495	504

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

					Components of Revenue Change**
	Three Months Ended December 31,		% Change GAAP Revenue	% Change Revenue excl. Marsh India Gain*	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Risk and Insurance Services
Marsh	$2,711	$2,876	(6)%	4%	(4)%	2%	6%
Guy Carpenter	171	170	1%		(4)%	—	5%
Subtotal	2,882	3,046	(5)%	4%	(4)%	2%	6%
Fiduciary Interest Income	63	3
Total Risk and Insurance Services	2,945	3,049	(3)%	6%	(4)%	2%	8%
Consulting
Mercer	1,329	1,377	(3)%		(6)%	(2)%	5%
Oliver Wyman Group	765	722	6%		(5)%	3%	8%
Total Consulting	2,094	2,099	—		(6)%	—	6%
Corporate Eliminations	(17)	(11)
Total Revenue	$5,022	$5,137	(2)%	3%	(5)%	1%	7%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

					Components of Revenue Change**
	Three Months Ended December 31,		% Change GAAP Revenue	% Change Revenue excl. Marsh India Gain*	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Marsh:
EMEA	$703	$713	(1)%		(9)%	—	7%
Asia Pacific	318	560	(43)%	8%	(11)%	7%	12%
Latin America	162	155	4%		—	—	4%
Total International	1,183	1,428	(17)%	2%	(8)%	2%	8%
U.S./Canada	1,528	1,448	5%		(1)%	1%	5%
Total Marsh	$2,711	$2,876	(6)%	4%	(4)%	2%	6%
Mercer:
Wealth	$591	$648	(9)%		(8)%	(1)%	—
Health	455	457	(1)%		(4)%	(4)%	8%
Career	283	272	4%		(8)%	—	12%
Total Mercer	$1,329	$1,377	(3)%		(6)%	(2)%	5%

* Percentage change excludes the gain from the consolidation of Marsh India of $267 million from prior year’s GAAP revenue.
** Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31
(Millions) (Unaudited)
The Company conducts business in 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

					Components of Revenue Change**
	Twelve Months Ended December 31,		% Change GAAP Revenue	% Change Revenue excl. Marsh India Gain*	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Risk and Insurance Services
Marsh	$10,505	$10,203	3%	6%	(3)%	1%	8%
Guy Carpenter	2,020	1,867	8%		(2)%	1%	9%
Subtotal	12,525	12,070	4%	6%	(3)%	1%	8%
Fiduciary Interest Income	120	15
Total Risk and Insurance Services	12,645	12,085	5%	7%	(3)%	1%	9%
Consulting
Mercer	5,345	5,254	2%		(5)%	1%	6%
Oliver Wyman Group	2,794	2,535	10%		(4)%	1%	13%
Total Consulting	8,139	7,789	5%		(5)%	1%	8%
Corporate Eliminations	(64)	(54)
Total Revenue	$20,720	$19,820	5%	6%	(4)%	1%	9%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

					Components of Revenue Change**
	Twelve Months Ended December 31,		% Change GAAP Revenue	% Change Revenue excl. Marsh India Gain*	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2022	2021
Marsh:
EMEA	$2,879	$2,946	(2)%		(7)%	(3)%	8%
Asia Pacific	1,333	1,462	(9)%	12%	(8)%	6%	13%
Latin America	502	453	11%		(1)%	—	11%
Total International	4,714	4,861	(3)%	3%	(7)%	—	10%
U.S./Canada	5,791	5,342	8%		—	1%	7%
Total Marsh	$10,505	$10,203	3%	6%	(3)%	1%	8%
Mercer:
Wealth	$2,366	$2,509	(6)%		(6)%	—	—
Health	2,017	1,855	9%		(3)%	3%	9%
Career	962	890	8%		(6)%	—	14%
Total Mercer	$5,345	$5,254	2%		(5)%	1%	6%

* Percentage change excludes the gain from the consolidation of Marsh India of $267 million from prior year’s GAAP revenue.
** Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as in accordance with "GAAP" or "reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G in accordance with the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation, and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views its businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income (loss), on a consolidated and reportable segment basis, for the three and twelve months ended December 31, 2022 and 2021. The following tables also present adjusted operating margin. For the three and twelve months ended December 31, 2022 and 2021, adjusted operating margin is calculated by dividing the sum of adjusted operating income and identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2022
Operating income (loss)	$472	$336	$(128)	$680
Operating margin	16.0%	16.0%	N/A	13.5%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	119	54	60	233
Changes in contingent consideration (b)	11	—	—	11
JLT integration and restructuring costs (c)	91	6	—	97
Pre-acquisition related costs (d)	—	13	—	13
JLT legacy legal charges	—	(2)	—	(2)
Disposal of businesses	(8)	—	—	(8)
Operating income adjustments	213	71	60	344
Adjusted operating income (loss)	$685	$407	$(68)	$1,024
Total identified intangible amortization expense	$68	$12	$—	$80
Adjusted operating margin	25.6%	20.0%	N/A	22.0%

Three Months Ended December 31, 2021
Operating income (loss)	$667	$395	$(76)	$986
Operating margin	21.9%	18.8%	N/A	19.2%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	19	4	12	35
Changes in contingent consideration (b)	45	1	—	46
JLT integration and restructuring costs (c)	15	15	2	32
JLT acquisition related costs and other (e)	45	1	—	46
Legal claims (f)	33	—	—	33
Gain on consolidation of business (g)	(267)	—	—	(267)
JLT legacy legal charges	—	(6)	—	(6)
Operating income adjustments	(110)	15	14	(81)
Adjusted operating income (loss)	$557	$410	$(62)	$905
Total identified intangible amortization expense	$73	$14	$—	$87
Adjusted operating margin	22.7%	20.2%	N/A	20.4%

(a)Primarily includes severance and lease exit charges for activities focused on workforce actions, rationalization of technology and functional resources, and reductions in real estate. Costs also reflect charges for Marsh's operational excellence program.
(b)Change in fair value of contingent consideration related to acquisitions and dispositions measured each quarter.
(c)Primarily reflects lease exit charges for a legacy JLT U.K. location. In 2021, costs incurred include severance, lease exit charges, technology costs, and consulting services related to the integration of JLT.
(d)Integration costs for the Westpac superannuation fund transaction in Australia, which is expected to close in the first half of 2023.
(e)Retention costs and legal charges related to the acquisition of JLT.
(f)Settlement charges and legal costs related to strategic recruiting.
(g)Gain from the fair value re-measurement of the Company’s previously held equity method investment in Marsh India upon the Company increasing its ownership interest from 49% to 92%. This amount is included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2022
Operating income (loss)	$3,089	$1,553	$(362)	$4,280
Operating margin	24.4%	19.1%	N/A	20.7%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	157	61	94	312
Changes in contingent consideration (b)	44	5	—	49
JLT integration and restructuring costs (c)	97	16	2	115
JLT acquisition-related costs (d)	24	1	3	28
JLT legacy legal charges (e)	14	(13)	—	1
Legal claims (f)	30	—	—	30
Disposal of businesses (g)	(8)	(114)	—	(122)
Pre-acquisition related costs (h)	—	21	—	21
Deconsolidation of Russian businesses and other related charges (i)	42	10	—	52
Operating income adjustments	400	(13)	99	486
Adjusted operating income (loss)	$3,489	$1,540	$(263)	$4,766
Total identified intangible amortization expense	$291	$47	$—	$338
Adjusted operating margin	29.8%	19.7%	N/A	24.7%

Twelve Months Ended December 31, 2021
Operating income (loss)	$3,080	$1,504	$(272)	$4,312
Operating margin	25.5%	19.3%	N/A	21.8%
Add (deduct) impact of noteworthy items:
Restructuring, excluding JLT (a)	31	12	27	70
Changes in contingent consideration (b)	63	(3)	(3)	57
JLT integration and restructuring costs (c)	53	36	4	93
JLT acquisition related costs and other (d)	77	3	1	81
JLT legacy legal charges (e)	—	(69)	—	(69)
Legal claims (f)	60	—	2	62
Disposal of businesses (g)	(52)	3	—	(49)
Gain on consolidation of business (j)	(267)	—	—	(267)
Operating income adjustments	(35)	(18)	31	(22)
Adjusted operating income (loss)	$3,045	$1,486	$(241)	$4,290
Total identified intangible amortization expense	$309	$56	$—	$365
Adjusted operating margin	28.5%	19.8%	N/A	23.9%

(a)Primarily includes severance and lease exit charges for activities focused on workforce actions, rationalization of technology and functional resources, and reductions in real estate. Costs also reflect charges for Marsh's operational excellence program.
(b)Change in fair value of contingent consideration related to acquisitions and dispositions measured each quarter.
(c)Primarily reflects lease exit charges for a legacy JLT U.K. location. In 2021, costs incurred include severance, lease exit charges, technology costs, and consulting services related to the integration of JLT.
(d)Retention costs and legal charges related to the acquisition of JLT.
(e)Charges and recoveries related to legacy JLT legal matters. 2021 reflects a reduction in the liability for a legacy JLT E&O relating to suitability of advice provided to individuals for defined benefit pension transfers in the U.K., as well as recoveries under indemnities and insurance.
(f)Settlement charges and legal costs related to strategic recruiting.
(g)Primarily reflects a gain of $112 million during the second quarter of 2022 on the sale of the Mercer U.S. affinity business. In 2021, the amount includes a gain of $49 million related to the sale of the U.K. commercial networks business. These amounts are included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue in the calculation of adjusted operating margin.
(h)Integration costs for the Westpac superannuation fund transaction in Australia, which is expected to close in the first half of 2023.
(i)Loss on deconsolidation of Russian businesses and other related charges. The loss on deconsolidation of $39 million is included in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue used in the calculation of adjusted operating margin.
(j)Gain from the fair value re-measurement of the Company’s previously held equity method investment in Marsh India upon the Company increasing its ownership interest from 49% to 92%. The amount is reflected in revenue in the consolidated statements of income and excluded from underlying revenue and adjusted revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31
(In millions, except per share data)
(Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments in the preceding tables and the additional items listed below. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and twelve month periods ended December 31, 2022 and 2021.

	Three Months Ended December 31, 2022			Three Months Ended December 31, 2021
(In millions, except per share data)	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$471			$807
Less: Non-controlling interest, net of tax		5			4
Subtotal		$466	$0.93		$803	$1.57
Operating income adjustments	$344			$(81)
Investments adjustment (a)	1			(4)
Pension settlement adjustment (b)	1			3
Income tax effect of adjustments (c)	(77)			(33)
Impact of U.K. tax rate change (d)	—			5
		269	0.54		(110)	(0.21)
Adjusted income, net of tax		$735	$1.47		$693	$1.36

	Twelve Months Ended December 31, 2022			Twelve Months Ended December 31, 2021
(In millions, except per share data)	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$3,087			$3,174
Less: Non-controlling interest, net of tax		37			31
Subtotal		$3,050	$6.04		$3,143	$6.13
Operating income adjustments	$486			$(22)
Investments adjustment (a)	(3)			(6)
Pension settlement adjustment (b)	2			5
Income tax effect of adjustments (c)	(78)			(64)
Impact of U.K. tax rate change (d)	—			110
		407	0.81		23	0.04
Adjusted income, net of tax		$3,457	$6.85		$3,166	$6.17

(a) Represents mark-to-market losses and gains related to the Company's investments.
(b) Charges resulting from lump sum pension settlements elected by participants.
(c) For items with an income tax impact, the tax effect was calculated using an effective tax rate based on the tax jurisdiction for each item.
(d) Reflects the re-measurement of the Company's U.K. deferred tax assets and liabilities upon enactment of legislation that increased the corporate income tax rate applicable to U.K. based entities from 19% to 25%, effective April 1, 2023.

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Consolidated
Compensation and benefits	$3,038	$2,905	$12,071	$11,425
Other operating expenses	1,304	1,246	4,369	4,083
Total expenses	$4,342	$4,151	$16,440	$15,508

Depreciation and amortization expense	$122	$91	$381	$382
Identified intangible amortization expense	80	87	338	365
Total	$202	$178	$719	$747

Risk and Insurance Services
Compensation and benefits	$1,699	$1,630	$6,938	$6,506
Other operating expenses	774	752	2,618	2,499
Total expenses	$2,473	$2,382	$9,556	$9,005

Depreciation and amortization expense	$55	$44	$178	$196
Identified intangible amortization expense	68	73	291	309
Total	$123	$117	$469	$505

Consulting
Compensation and benefits	$1,210	$1,148	$4,626	$4,435
Other operating expenses	548	556	1,960	1,850
Total expenses	$1,758	$1,704	$6,586	$6,285

Depreciation and amortization expense	$32	$28	$111	$115
Identified intangible amortization expense	12	14	47	56
Total	$44	$42	$158	$171

Marsh & McLennan Companies, Inc. Consolidated Balance Sheets (Millions) (Unaudited)
	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,442	$1,752
Net receivables	5,852	5,586
Other current assets	1,005	926
Total current assets	8,299	8,264

Goodwill and intangible assets	18,788	19,127
Fixed assets, net	871	847
Pension related assets	2,127	2,270
Right of use assets	1,562	1,868
Deferred tax assets	358	551
Other assets	1,449	1,461
TOTAL ASSETS	$33,454	$34,388

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$268	$17
Accounts payable and accrued liabilities	3,278	3,165
Accrued compensation and employee benefits	3,095	2,942
Current lease liabilities	310	332
Accrued income taxes	221	198
Total current liabilities	7,172	6,654

Fiduciary liabilities	10,660	9,622
Less - cash and cash equivalents held in a fiduciary capacity	(10,660)	(9,622)
	—	—
Long-term debt	11,227	10,933
Pension, post-retirement and post-employment benefits	921	1,632
Long-term lease liabilities	1,667	1,880
Liabilities for errors and omissions	355	355
Other liabilities	1,363	1,712

Total equity	10,749	11,222
TOTAL LIABILITIES AND EQUITY	$33,454	$34,388

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	For the Years Ended December 31,
	2022	2021
Operating cash flows:
Net income before non-controlling interests	$3,087	$3,174
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	719	747
Non-cash lease expense	404	327
Deconsolidation of Russian businesses	39	—
Gain on consolidation of entity	(2)	(267)
Share-based compensation expense	367	348
Net gain on investments, disposition of assets and other	(137)	(67)

Changes in assets and liabilities:
Accrued compensation and employee benefits	171	574
Provision for taxes, net of payments and refunds	(54)	(33)
Net receivables	(492)	(570)
Other changes to assets and liabilities	71	4
Contributions to pension and other benefit plans in excess of current year credit	(385)	(372)
Operating lease liabilities	(323)	(349)
Net cash provided by operations	3,465	3,516
Financing cash flows:
Purchase of treasury shares	(1,950)	(1,159)
Proceeds from issuance of debt	984	743
Repayments of debt	(365)	(1,016)
Net issuance of common stock from treasury shares	(72)	60
Net distributions from non-controlling interests and deferred/contingent consideration	(189)	(82)
Dividends paid	(1,138)	(1,026)
Increase in fiduciary liabilities	1,684	1,183
Net cash used for financing activities	(1,046)	(1,297)
Investing cash flows:
Capital expenditures	(470)	(406)
Purchase of long-term investments and other	(13)	(29)
Sales of long-term investments	86	46
Dispositions	119	84
Acquisitions, net of cash and cash held in a fiduciary capacity acquired	(572)	(859)
Net cash used for investing activities	(850)	(1,164)
Effect of exchange rate changes on cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	(841)	(355)
Increase in cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	728	700
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at beginning of period	11,374	10,674
Cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity at end of period	$12,102	$11,374

Reconciliation of cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity to the Consolidated Balance Sheets
For the Years Ended December 31,	2022	2021
(In millions of dollars)
Cash and cash equivalents	$1,442	$1,752
Cash and cash equivalents held in a fiduciary capacity	10,660	9,622
Total cash, cash equivalents, and cash and cash equivalents held in a fiduciary capacity	$12,102	$11,374